UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 10, 2019

Date of report (date of earliest event reported)

Digi International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34033	41-1532464
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd., Suite 700 Hopkins, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

(952) 912-3444

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DGII	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter): Emerging growth company ¨☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Digi International, Inc. has appointed James J. Loch to serve as Senior Vice President, Chief Financial Officer and Treasurer effective May 20, 2019. Mr. Loch, age 47, most recently served as Senior Vice President of Finance and Chief Financial officer of Nilfisk, Inc., a Denmark-owned company based in Minneapolis that manufactures professional cleaning equipment, from May 2016 to February 2019.  From May 2015 to May 2016 he was an independent consultant focused on projects including due diligence, business planning, back office reorganization and product research.  Previously, he served at Honeywell Building Solutions, a division of Honeywell International, as Chief Financial Officer (Americas) from 2008 to 2012 and then as Vice President — Sales from 2012 to May 2015.

Brian G. Ballenger, our Acting Principal Financial Officer, Acting Principal Accounting Officer and Interim Treasurer, will cease to serve in those positions upon the commencement of Mr. Loch’s employment. He is expected to continue to serve as Vice President of Finance and Accounting.

Our Board of Directors has approved compensatory arrangements to be effective upon commencement of Mr. Loch’s employment with Digi. Mr. Loch will receive an initial annual base salary equal to $300,000 and an annual cash incentive target of $150,000. Participation in the annual cash incentive program for fiscal 2019 will be on terms substantially similar to those described for our other executive officers in the definitive proxy statement for our most recent annual meeting of stockholders, and any resulting payments will be pro-rated based on the duration of his service in the applicable performance period.

The Board also has indicated that, following the commencement of Mr. Loch’s employment with us, it will consider the approval of (i) an initial grant of options to purchase up to 100,000 shares of Digi common stock at an exercise price equal to the closing market price of our common stock on the grant date, and (ii) an initial grant of restricted stock units representing a right to acquire 40,000 shares of Digi common stock. The options would expire after seven years from the grant date and will vest 25% after one year and in 36 equal proportions each month thereafter for three years, resulting in a total vesting period of four years. The restricted stock units would vest 25% on each of the first, second, third and fourth anniversaries of the grant date.

If Mr. Loch’s employment is terminated within one year following a change in control by Digi without cause or by Mr. Loch for good reason, then the unvested portion, if any, of the above-described stock options or restricted stock units would vest. In addition, if Digi terminates Mr. Loch’s employment for reasons other than cause (as defined in his Offer Letter) and he agrees to execute a release of claims, then he will be entitled to receive (i) twelve months of base salary in effect at the time of termination, payable in a lump sum, and (ii) a pro-rata bonus based on the number of months worked in the fiscal year prior to termination and Digi’s actual performance.

Mr. Loch will also be eligible to participate in other compensation and benefit programs generally available to our executive officers.

The foregoing description of the terms of Mr. Loch’s employment does not purport to be complete and is qualified by the text of Mr. Loch’s Offer Letter, which is set forth in Exhibit 10.1 to this report and is incorporated herein by reference.

Item 7.01                                           Regulation FD Disclosure.

The text of Digi’s press release announcing Mr. Loch’s appointment is set forth in Exhibit 99.1 to this report and is incorporated by reference into this Item 7.01.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

The following exhibits are provided herewith:

No.	Exhibit	Manner of Filing

10.1	Offer Letter with James J. Loch dated May 2, 2019	Filed Electronically
99.1	Press Release dated May 10, 2019	Furnished Electronically

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: May 10, 2019

DIGI INTERNATIONAL INC.

	By:	/s/ David H. Sampsell
David H. Sampsell
Vice President, General Counsel & Corporate Secretary